Exhibit 23.2

Consent of Ernst & Young LLP, independent registered public accounting firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 15, 2010, with respect to the consolidated financial statements of Fleetcor Technologies, Inc. and subsidiaries included in the Registration Statement and related Prospectus of FleetCor Technologies, Inc. and subsidiaries, dated April 15, 2010.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 15, 2010